Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Respironics, Inc. 2005 Supplemental Executive Retirement Plan and the Respironics, Inc. 2005 Non-Employee Director Deferred Compensation Plan of our report dated September 7, 2005, with respect to the consolidated financial statements and schedule of Respironics, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2005, Respironics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Respironics, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
November 11, 2005